Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting part of the Registration Statement on Form F-1 (“Registration Statement”) of China Dredging Group Co., Ltd. (f/k/a Chardan Acquisitions Corp.) of our report dated October 6, 2010 with respect to the financial statements of China Dredging Group Co., Ltd. (f/k/a Chardan Acquisition Corp.) as of  January 31, 2010 and September 30, 2009 and for the 4-month period ended January 31, 2010 and for the year ended September 30, 2009 and for the period from September 26, 2008 (inception) to December 31, 2008 which appear in such Registration Statement. We also hereby consent to the references to our firm under the caption “Experts” in such Registration Statement.

/s/ Webb & Company, P.A.

Webb & Company, P.A.
Boynton Beach, Florida

February 14, 2011